Exhibit 4.1

Exhibit A

NEITHER THESE WARRANTS NOR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

No. FW - ___

Original Issuance:  November 15, 2006

Warrants __________

FERMAVIR PHARMACEUTICALS, INC.

WARRANTS

FermaVir Pharmaceuticals, Inc., a Florida corporation (“FermaVir”), certifies that, for  value  received,
                                     , or registered assigns (the “Holder”), is the owner of                                                          (            ) Warrants of  FermaVir (the “Warrants”).  Each Warrant entitles the Holder to purchase from FermaVir at any time prior to the Expiration Date (as defined below) one share of the common stock of FermaVir (the “Common Stock”) for $1.00 per share subject to adjustment as hereafter set forth (the “Exercise Price”), on the terms and conditions hereinafter provided.   The Exercise Price and the number of shares of Common Stock purchasable upon exercise of each Warrant are subject to adjustment as provided in this Certificate. The Warrants have been issued as part of an authorized class of 721,695 warrants of like tenor.

1.             Expiration Date; Exercise

1.1           Expiration Date.  The Warrants shall expire on December 31, 2016 (the “Expiration Date”).

1.2           Manner of Exercise.  The Warrants are exercisable by delivery to FermaVir of the following (the “Exercise Documents”): (a) this Certificate (b) a written notice of election to exercise the Warrants; and (c) payment of the Exercise Price in cash, by check or by “net” exercise as contemplated by Section 1.3 of this Certificate.  Within three business days following receipt of the foregoing, FermaVir shall execute and deliver to the Holder: (a) a certificate or certificates representing the aggregate number of shares of Common Stock purchased by the Holder, and (b) if less than all of the Warrants evidenced by this Certificate are exercised, a new certificate evidencing the Warrants not so exercised.

1.3           Net Exercise.  In lieu of the payment methods set forth in Section 1.2 above, the Holder may elect to exchange all or some of the Warrant for the number of shares of Common Stock computed using the following formula:

X = Y (A-B)
            A

Where X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock purchasable under the Warrants being exchanged (as adjusted to the date of such calculation).

A = the Market Price on the date of receipt by FermaVir of the exercise documents.

B = the Exercise Price of the Warrants being exchanged (as adjusted in accordance with the terms of Section 2 hereof).

The “Market Price” on any trading day shall be deemed to be the average of the last reported sale price of the Common Stock for the five trading days immediately preceding  such day, or, in the case no such reported sales take place on any day, the last reported sale price on the preceding trading day on which there was a last reported sales price, as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading or by the Nasdaq Stock Market, or if the Common Stock is not listed or admitted to trading on any national securities exchange or the Nasdaq Stock Market, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the National Association of Securities Dealers, Inc. (such as through the OTC Bulletin Board) or a similar organization or if Nasdaq is no longer reporting such information.  If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors of FermaVir based on the information best available to it, including recent arms-length sales of Common Stock to unaffiliated persons.

            1.4               Restriction on “Net” Exercise.  Notwithstanding any other provision of this Certificate, Holder shall not be permitted to effect a “net” exercise of the Warrants if on the date of exercise the resale of the underlying shares by Holder has been registered under the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to a registration statement which is then in effect, and on such date the Holder shall be permitted to resell such shares pursuant to such registration statement.

1.5       Warrant Exercise Limitation.  Notwithstanding any other provision of this Certificate, or the total number of shares of Common Stock otherwise available for purchase by Holder hereunder, if as of the date of exercise FermaVir has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Holder may not exercise any Warrants under this Section 1 if immediately following such exercise Holder would beneficially own 5% or more of the outstanding Common Stock of FermaVir.  For this purpose, a representation of the Holder that following such exercise it would not beneficially own 4.99% or more of the outstanding Common Stock of FermaVir shall be conclusive and binding upon FermaVir.

2.             Certain Adjustments.

2.1           Stock Dividends and Splits. If FermaVir, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by FermaVir pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of FermaVir, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted.  Any adjustment made pursuant to this Section 2.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

2.2           Subsequent Equity Sales.

(a)           If FermaVir or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.
(b)           Such adjustments shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 2 in respect of an Exempt Issuance (defined below).  FermaVir shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not FermaVir provides a Dilutive Issuance Notice pursuant to this Section 2.2, upon the occurrence of any Dilutive Issuance, as applicable, after the date of such Dilutive Issuance, as applicable, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price, regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

(c)           “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of the Company (including shares of Common Stock issued pursuant to the exercise of such options) pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on October 31, 2006, provided that such securities have not been amended since October 31, 2006 to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities below $1.00 per share (subject to adjustment for reverse and forward stock splits and the like), or (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

2.3           Pro Rata Distributions.  If FermaVir, at any time prior to the Termination Date, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b)), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

2.4           Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) FermaVir effects any merger or consolidation of FermaVir with or into another Person, (B) FermaVir effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by FermaVir or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) FermaVir effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of FermaVir, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if FermaVir is acquired in an all cash transaction, cash equal to the value of this Warrant as determined in accordance with the Black-Scholes option pricing formula.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and FermaVir shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to FermaVir or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2.4 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

2.5           Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

2.6           Voluntary Adjustment By FermaVir. FermaVir may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of FermaVir.

2.7           Notice to Holders.

(a)           Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 2, FermaVir shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If FermaVir issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, FermaVir shall be deemed to have issued Common

Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement).
(b)           Notice to Allow Exercise by Holder. If (i) FermaVir shall declare a dividend (or any other distribution) on the Common Stock; (ii) FermaVir shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (iii) FermaVir shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any stockholders of FermaVir shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which FermaVir is a party, any sale or transfer of all or substantially all of the assets of FermaVir, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (v) FermaVir shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of FermaVir; then, in each case, FermaVir shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of FermaVir, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to exercise this Warrant during the 20-day period commencing on the date of such notice to the effective date of the event triggering such notice.

3.             Reservation of Shares.  FermaVir shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be issuable upon exercise of the Warrants.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the Warrants, FermaVir shall promptly seek such corporate action as may necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.             Certificate as to Adjustments.  In each case of any adjustment in the Exercise Price, or number or type of shares issuable upon exercise of these Warrants, the Chief Financial Officer of FermaVir shall compute such adjustment in accordance with the terms of these Warrants and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price.  FermaVir shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

5.             Loss or Mutilation.  Upon receipt of evidence reasonably satisfactory to FermaVir of the ownership of and the loss, theft, destruction or mutilation of this Certificate, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of these Warrants, FermaVir will execute and deliver in lieu thereof a new Certificate of like tenor as the lost, stolen, destroyed or mutilated Certificate.

6.             Representations and Warranties of FermaVir.  FermaVir hereby represents and warrants to Holder that:

6.1           Due Authorization.  All corporate action on the part of FermaVir, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of FermaVir under, these Warrants, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Common Stock issuable upon exercise of these Warrants, has been duly taken.  These Warrants constitute a valid and binding obligation of FermaVir enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

6.2           Organization.  FermaVir is a corporation duly organized, validly existing and in good standing under the laws of the State referenced in the first paragraph of this Certificate and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as currently proposed to be conducted.

6.3           Valid Issuance of Stock.  Any shares of Common Stock issued upon exercise of these Warrants will be duly and validly issued, fully paid and non-assessable.

6.4           Governmental Consents.  All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of FermaVir required in connection with the consummation of the transactions contemplated herein have been obtained.

7.             Representations and Warranties of Holder.  Holder hereby represents and warrants to FermaVir that:

7.1           Holder is acquiring the Warrants for its own account, for investment purposes only.

7.2           Holder understands that an investment in the Warrants involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrants, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

7.3           Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrants and in protecting its own interest in connection with this transaction.

7.4           Holder understands that the Warrants have not been registered under the Securities Act or under any state securities laws.  Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrants may result in Holder being required to hold the Warrants for an indefinite period of time.

7.5           Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrants except pursuant to an effective registration statement under the Securities Act or an exemption from registration.  As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to FermaVir any Transfer of the Warrants by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, FermaVir may require the contemplated transferee to furnish FermaVir with an investment letter setting forth such information and agreements as may be reasonably requested by FermaVir to ensure compliance by such transferee with the Securities Act.

8.             Notices of Record Date.

In the event:

8.1           FermaVir shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of these Warrants), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

8.2           of any consolidation or merger of FermaVir with or into another corporation, any capital reorganization of FermaVir, any reclassification of the capital stock of FermaVir, or any conveyance of all or substantially all of the assets of FermaVir to another corporation in which holders of FermaVir’s stock are to receive stock, securities or property of another corporation; or

8.3           of any voluntary dissolution, liquidation or winding-up of FermaVir; or

8.4           of any redemption or conversion of all outstanding Common Stock;

then, and in each such case, FermaVir will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up.  FermaVir shall use all reasonable efforts to ensure such notice shall be delivered at least 5 days prior to the date therein specified.

9.             Registration Rights.

9.1           Definitions.  For purposes of this Section 9, the following terms shall have the meanings set forth below:

9.1.1        A “Blackout Event” means any of the following: (a) the possession by FermaVir of material information that is not ripe for disclosure in a registration statement or prospectus, if the disclosure of such information in the Registration Statement or the prospectus constituting a part thereof would be materially detrimental to the business and affairs of FermaVir, as determined reasonably and in good faith by the Board of Directors of FermaVir; or (b) any material engagement or activity by FermaVir which would, in the reasonable and good faith determination of the Board of Directors of FermaVir, be materially adversely affected by disclosure in a registration statement or prospectus at such time.

9.1.2        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

9.1.3        “Included  Shares” shall mean any Registrable Shares included in a Registration.

9.1.4        “Registrable Shares” shall mean the shares of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants) issuable upon exercise of the Warrants and any other Warrants and or other securities issued to Holder in respect of the Warrants as a result of stock split, stock dividend or reclassification of such shares.

9.1.5        “Registration” shall mean a registration of securities under the Securities Act pursuant to Section 9.2 of this Agreement.

9.1.6        “Registration Period” with respect to any Registration Statement the period commencing the effective date of the Registration Statement and ending upon withdrawal or termination of the Registration Statement.

9.1.7        “Registration Statement” shall mean the registration statement, as amended from time to time, filed with the SEC in connection with a Registration.

9.1.8        “SEC” shall mean the Securities and Exchange Commission.

9.2           Registration.   Fermavir shall file a registration statement by January 31, 2007 and use its reasonable best efforts to cause such registration to become effective as soon as possible.  If FermaVir shall determine to register any Common Stock under the Securities Act for sale in connection with a public offering of Common Stock (other than pursuant to an employee benefit plan or a merger, acquisition or similar transaction), FermaVir will give written notice thereof to Holder and will include in such Registration Statement any of the Registrable Shares which Holder may request be included (“Included Shares”) by a writing delivered to FermaVir within 15 days after the notice given by FermaVir to Holder; provided, however, that if the offering is to be firmly underwritten, and the representative of the underwriters of the offering refuse in writing to include in the offering all of the shares of Common Stock requested by FermaVir and others, the shares to be included shall be allocated first to FermaVir and any shareholder who initiated such Registration and then among the others based on the respective number of shares of Common Stock held by such persons.  If FermaVir decides not to, and does not, file a Registration Statement with respect to such Registration, or after filing determines to withdraw the same before the effective date thereof, FermaVir will promptly so inform Holder, and FermaVir will not be obligated to complete the registration of the Included Shares included therein.

9.3           Certain Covenants.  In connection with any Registration:

9.3.1        FermaVir shall take all lawful action such that the Registration Statement, any amendment thereto and the prospectus forming a part thereof does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Upon becoming aware of the occurrence of any event or the discovery of any facts during the Registration Period that make any statement of a material fact made in the Registration Statement or the related prospectus untrue in any material respect or which material fact is omitted from the Registration Statement or related prospectus that requires the making of any changes in the Registration Statement or related prospectus so that it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (taking into account any prior amendments or supplements), FermaVir shall promptly notify Holder, and, as soon as reasonably practicable prepare (but in no event more than five business days in the case of a supplement or seven business days in the case of a post-effective amendment) and file with the SEC a supplement or post-effective amendment to the Registration Statement or the related prospectus or file any other required document so that, as thereafter delivered to a purchaser of Shares from Holder, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  FermaVir shall use its reasonable best efforts to keep the Registration Statement effective at all times during the period continuing until the earliest of (i) the date that is nine months after the last day of the calendar month following the month in which the Registration Statement is declared effective, (ii) the date when the Holder may sell all Registrable Securities under Rule 144 without volume or other restrictions or limits or (iii) the date the Holder no longer owns any of the Registrable Securities,

9.3.2        At least three business days prior to the filing with the SEC of the Registration Statement (or any amendment thereto) or the prospectus forming a part thereof (or any supplement thereto), FermaVir shall provide draft copies thereof to Holder and shall consider incorporating into such documents such comments as Holder (and its counsel) may propose to be incorporated therein.  Notwithstanding the foregoing, no prospectus supplement, the form of which has previously been provided to Holder, need be delivered in draft form to Holder.

9.3.3        FermaVir shall promptly notify Holder upon the occurrence of any of the following events in respect of the Registration Statement or the prospectus forming a part thereof: (i) the receipt of any request for additional information from the SEC or any other federal or state governmental authority, the response to which would require any amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; or (iii) the receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

9.3.4        FermaVir shall furnish to Holder with respect to the Included Shares registered under the Registration Statement (and to each underwriter, if any, of such Shares) such number of copies of prospectuses and such other documents as Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the  Included Shares by Holder pursuant to the Registration Statement.

9.3.5        In connection with any registration pursuant to Section 9.2, FermaVir shall file or cause to be filed such documents as are required to be filed by FermaVir for normal Blue Sky clearance in states specified in writing by Holder; provided, however, that FermaVir shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

9.3.6        FermaVir shall bear and pay all expenses incurred by it and Holder (other than underwriting discounts, brokerage fees and commissions and fees and expenses of more than one law firm) in connection with the registration of the Shares pursuant to the Registration Statement.

9.3.7        As a condition to including Registrable Shares in a Registration Statement, Holder must provide to FermaVir such information regarding itself, the Registrable Shares held by it and the intended method of distribution of such Shares as shall be required to effect the registration of the Registrable Shares and, if the offering is being underwritten, Holder must provide such powers of attorney, indemnities and other documents as may be reasonably requested by the managing underwriter.

9.3.8        Following the effectiveness of the Registration Statement, upon receipt from FermaVir of a notice that the Registration Statement contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, Holder will immediately discontinue disposition of Included Shares pursuant to the Registration Statement until FermaVir notifies Holder that it may resume sales of Included Shares and, if necessary, provides to Holder copies of the supplemental or amended prospectus.

9.4           Blackout Event.  FermaVir shall not be obligated to file a post-effective amendment or supplement to the Registration Statement or the prospectus constituting a part thereof during the continuance of a Blackout Event; provided, however, that no Blackout Event may be deemed to exist for more than 60 days.  Without the express written consent of Holder, if required to permit the continued sale of Shares by Holder, a post-effective amendment or supplement to Registration Statement or the prospectus constituting a part thereof must be filed no later than the 21st day following commencement of a Blackout Event.

9.5           Rule 144. With a view to making available to Holder the benefits of Rule 144, FermaVir agrees, during the period from July 1, 2007 until October 31, 2009, unless the shares issuable to the Holder may be sold pursuant to an effective Registration Statement, to:

9.5.1        comply with the provisions of paragraph (c)(1) of Rule 144; and

9.5.2        file with the SEC in a timely manner all reports and other documents required to be filed by FermaVir pursuant to Section 13 or 15(d) under the Exchange Act; and, if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of a Holder, make available other information as required by, and so long as necessary to permit sales of its Shares pursuant to, Rule 144.

9.6           FermaVir Indemnification.  FermaVir agrees to indemnify and hold harmless Holder, and its officers, directors and agents, and each person, if any, who controls Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by (i) any violation or alleged violation by FermaVir of the Securities Act, Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, Exchange Act or any state securities laws, (ii) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Included Shares (as amended or supplemented if FermaVir shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or (iii) caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to FermaVir by Holder or on Holder’s behalf expressly for use therein.

9.7           Holder Indemnification.  Holder agrees to indemnify and hold harmless FermaVir, its officers, directors and agents and each person, if any, who controls FermaVir within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from FermaVir to Holder, but only with respect to information furnished in writing by Holder or on Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Shares, or any amendment or supplement thereto, or any preliminary prospectus.

9.8           Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 9, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent that) that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties (including in the case of Holder, all of its officers, directors and controlling persons) and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, the Indemnified Parties shall designate such firm in writing to the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

9.9           Contribution.  To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which, he, she or it would otherwise be liable under this Section 9.6 to the fullest extent permitted by law; provided, however, that (i) no contribution shall be made under circumstances where a party would not have been liable for indemnification under this Section 9.6 and (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning used in the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

10.          Nontransferability.  Holder may not sell or transfer any Warrants to any person without registration under the Securities Act or providing an opinion of counsel acceptable to FermaVir that such transfer may lawfully be made without such registration.  Any such purported transfer shall not be effective as between such purported transferee and FermaVir.

11.          Severability.  If any term, provision, covenant or restriction of these Warrants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of these Warrants shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.          Notices.  All notices, requests, consents and other communications required hereunder shall be in writing and shall be effective when delivered or, if delivered by registered or certified mail, postage prepaid, return receipt requested, shall be effective on the third day following deposit in United States mail: to the Holder, at the Holder’s address of record in the Company’s warrant register; and if addressed to FermaVir, at FermaVir Pharmaceuticals, Inc., 420 Lexington Avenue, Suite 445, New York, NY 10170, or such other address as FermaVir may designate in writing.

13.          No Rights as Shareholder.  The Holder shall have no rights as a shareholder of FermaVir with respect to the shares issuable upon exercise of the Warrants until the receipt by FermaVir of all of the Exercise Documents.

FERMAVIR PHARMACEUTICALS, INC.

By:
Geoffrey W. Henson, Chief Executive Officer

Exhibit A

EXHIBIT “A”
NOTICE OF EXERCISE
(To be signed only upon exercise of the Warrants)

To:          FermaVir Pharmaceuticals, Inc.

The undersigned hereby elects to purchase shares of Common Stock (the “Warrant Shares”) of FermaVir Pharmaceuticals, Inc. (“FermaVir”), pursuant to the terms of the enclosed warrant certificate (the “Certificate”). The undersigned tenders herewith payment of the exercise price pursuant to the terms of the Certificate.

The undersigned hereby represents and warrants to, and agrees with, FermaVir as follows:

1.             Holder is acquiring the Warrant Shares for its own account, for investment purposes only.

2.             Holder understands that an investment in the Warrant Shares involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrant Shares, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

3.             Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrant Shares and in protecting its own interest in connection with this transaction.

4.             Holder understands that the Warrant Shares have not been registered under the Securities Act or under any state securities laws.  Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrant Shares may result in Holder being required to hold the Warrant Shares for an indefinite period of time.

5.             Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrant Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration.  As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to FermaVir any Transfer of the Warrant Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, FermaVir may require the contemplated transferee to furnish FermaVir with an investment letter setting forth such information and agreements as may be reasonably requested by FermaVir to ensure compliance by such transferee with the Securities Act.

Each certificate evidencing the Warrant Shares will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

6.             Immediately following this exercise of Warrants, if as of the date of exercise FermaVir  has a class  of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the undersigned will not beneficially own five percent (5%) or more of the then outstanding Common Stock of FermaVir (based on the number of shares outstanding set forth in the most recent periodic report filed by FermaVir with the Securities and Exchange Commission and any additional shares which have been issued since that date of which Holder is aware have been issued).

Number of Warrants Exercised:

Net Exercise	Yes	No

Dated:

2